Private Client Group

Merrill Lynch Business
Financial Services Inc.
222 North LaSalle Street
17th Floor
Chicago, Illinois 60601
312-269-4452
FAX:  312-269-1378

August 26, 1999

Mr. Boyd Hoback
President
Good Times Drive Thru Burgers
601 Corporate Circle
Golden, CO  80401

Re: APPROVAL OF WCMA REDUCING REVOLVER LOAN

Dear Mr. Hoback,

On behalf of Merrill Lynch Business Financial Services Inc. ("MLBFS"), I am pleased to inform you that MLBFS has approved the request of Good Times Drive Thru Burgers ("Customer") for the WCMA Reducing Revolver Loan hereafter described.

The following is a summary of what I believe to be the major terms and conditions, which will be included in the final documents evidencing the WCMA Reducing Revolver Loan. It is not, of course, intended to be a complete statement of said terms and conditions thereof.

FACILITY TYPE: WCMA REDUCING REVOLVER LOAN
__________________________________________

Description: A WCMA Reducing Revolver Loan (Loan) is similar to a conventional term loan, but is funded out of a line of credit activated in conjunction with a Merrill Lynch WCMA Account (WCMA Line of Credit). Each month after funding:
(i) accrued interest will be charged to the WCMA Line of Credit; (ii) the WCMA Line of Credit will be reduced by the amount that would be payable on account of principal if the Loan were a conventional term loan amortized over the same term and in the same manner as the Loan; and (iii) Customer will be required to make sufficient deposits into the WCMA Account to assure that the unpaid balance of the Loan does not exceed the WCMA Line of Credit, as reduced each month.

Advantages of WCMA Reducing Revolver Loan: Due to its unique structure, the Loan offers the same assured amortization and planned cash flow as a conventional term loan, and at the same time:

         - Can be prepaid at any time in whole or in part.
         - Allows for re-borrowing on a revolving basis of amounts prepaid.
         - Enables use of excess or temporary cash balances to substantially reduce term financing costs without impairing working capital.

Loan Purpose: The proposed facility will be used to refinance a note payable for $300,000.00 and to provide permanent financing for the development of five (5) Good Times Restaurants locations in the Denver, Colorado area.

Maximum Loan Amount: $1,850,000.00, or 100% of the amount necessary to fulfill or satisfy the Loan Purpose, whichever is less.

Advances: The Loan may be funded in up to 6 advances of not less than $150,000.00 each, as requested by Customer during the period ending on September 30, 2000 (the Conversion Date). Prior to each advance, MLBFS shall obtain a first leasehold mortgage on the building and a first lien upon the furniture, fixtures and equipment at the site to be finance by MLBFS and a listing of the costs to construct the new location, including invoices for items in excess of $25,000.00.

Interest Rate: Variable at a per annum rate equal to the sum of 2.75% plus the 30-day Dealer Commercial Paper Rate (as published in The Wall Street Journal), based upon actual days elapsed over a 360-day year. Interest will normally be charged each month to the WCMA Line of Credit.

Term: 84 months.

Monthly Line of Credit Reduction: Stepped up monthly reduction as follows:

                       Monthly Reduction
Months            (Percentage of Loan Amount)
______             _________________________

1-12                         .90%
13-24                        .98%
25-36                       1.07%
37-48                       1.17%
49-60                       1.28%
61-72                       1.40%
73-84                       1.53%

At the end of the 84th month of the term, the WCMA Line of Credit will be terminated, and any then outstanding Loan balance will be due as a balloon payment.

Prepayment: The Loan may be prepaid at any time in whole or in part without premium or penalty.

Commitment Fee: $27,750.00

Collateral: The obligations of Customer shall be secured by all of the following:

MLBFS will obtain a first leasehold mortgage and a first lien upon the furniture, fixtures and equipment at the new locations to be financed with the BFS Proposed.

Real Property Collateral Requirements. Customer will be required, at its sole cost and expense, to provide the following inform and substance reasonably satisfactory to MLBFS:

     (i) a policy or commitment for a policy of ALTA mortgagee's title leasehold insurance insuring MLBFS' lien upon the Real Properties for the full amount of Customer's indebtedness, and issued by Chicago Title Insurance Company, Lawyers Title Insurance Company or one of their respective agents, or another title insurance company selected by MLBFS, in form and subject only to exceptions reasonably satisfactory to MLBFS;

     (ii) a Phase 1 Environmental Audit Report on the Real Properties prepared by an environmental specialist selected by MLBFS indicating that the Real Properties does not contain any hazardous materials above EPA approved action levels and complies with all applicable laws with respect to hazardous materials, and that the condition, use and location of the Real Properties do not indicate that the Real Properties has environmental problems or is likely to have environmental problems in the future;

     (iii) a current as-built ALTA survey of the Real Properties, prepared by a surveyor selected by MLBFS, certified in favor of MLBFS and the title insurance company; and

    (vi) such other agreements, documents and instruments in connection with the Real Properties or MLBFS' lien thereon as MLBFS or the title insurance company may reasonably require.

Real Estate Expense Deposit. On or before the date of acceptance hereof by Customer, Customer shall furnish MLBFS with a Real Estate Expense Deposit in the amount of $4,000.00. Said shall be applied by MLBFS on account of the out-of-pocket expenses to third parties incurred in fulfilling the Real Estate Collateral Requirements set forth above, with any unused portion refunded to Customer.

Guarantors:   Good Times Restaurants Inc.

Covenants:    The Loan Documents evidencing the WCMA Reducing Revolver Loan will contain the following covenants, as well as others of the type customarily required by lenders for similar facilities:

     No Purchase of Securities. The proceeds of the WCMA Reducing Revolver Loan may not be used to purchase or carry securities.

     Continuity. Customer and Good Times Restaurants, Inc. ("GTR") will continue and maintain its business, existence, ownership and good standing.

     Minimum Tangible Net Worth. Customer's and GTR's consolidated "tangible net worth" shall at all times exceed $2,750,000.00. For the purposes hereof, the term "tangible net worth" shall mean Customer's net worth as shown on Customer's and GTR's consolidated financial statements prepared in a manner consistent with the terms hereof, but excluding an amount equal to (i) any assets which are ordinarily classified as "intangible" in accordance with generally accepted accounting principles, and (ii) any amounts now or hereafter directly or indirectly owing to Customer or GTR by officers, shareholders or affiliates of Customer and GTR.

     Minimum Net Cash Flow. The consolidated "Net Cash Flow" of Customer and GTR as of the end of each of its fiscal years shall not be less than $100,000.00. As used herein, Net Cash Flow shall mean the excess of (i) the sum of Customer's and GTR's annual net after-tax income and depreciation and similar non-cash charges, over (ii) the sum of the current portion of Customer's and GTR's long term debt and any dividends or other distributions (other than stock dividends that do not impact the consolidated cash flow); all as set forth on Customer's and GTR's consolidated annual financial statements prepared in a manner consistent with the terms hereof. Customer and GTR will be allowed to pay stock dividends to shareholders, provided such dividends do not cause other defaults under the BFS loan facility.

     Debt Service Coverage Covenant. On a consolidated basis, Customer and GTR must maintain a ratio of Cash Flow to current portion of long-term debt not less than 1.4:1. Cash flow is defined as net profit plus depreciation and amortization plus any non-recurring expenses less cash dividends and non-recurring income to be monitored annually.

     The Bailey Company Guaranty. With the exception of the guaranty of the Safeco and FFCA debt of $6,000,000.00,(which The Bailey Company has agreed to guaranty up to 50%). The Bailey Company and each of its affiliates shall agree that if one or any of them shall guaranty any debt of GTDTB or GTR, they shall provide MLBFS with a comparable guaranty. This exception shall only be valid if Customer is able to provide MLBFS with valid, executed commitment letters from SafeCo and/or FFCA dated prior to June 2, 1999. This exception shall expire upon the sooner of a) the date upon which the SafeCo and FFCA loan commitment expire; or b) December 31, 2000.

     No Dividends/Distributions: Customer and GTR shall not make any cash dividends, or any other dividends that will require future cash dividends.

    Reporting Requirements: The reporting requirements for this transaction will be the following; quarterly consolidated interims from the Customer and the Business Guarantor and Annual audited financial statements from the Business Guarantor. MLBFS will continue to require quarterly financial statements form The Bailey Company. Customer will be required to provide MLBFS with a copy of each of the following:

    Annual Financial Statements. The annual Audited financial statements of each Business Guarantor;

     Interim Financial Statements. The quarterly consolidated interim financial statements of Customer, each Business Guarantor, and The Bailey Company;

     Paid Tax Bills. Each real estate tax bill on or issued in connection with the Real Properties, together with evidence of payment of such tax bill; and

     Other Information. Such other information as MLBFS may from time to time reasonably request relating to Customer, any Guarantor or the Collateral.

This Approval and MLBFS' obligations to fund the WCMA Reducing Revolver Loan are further subject to its customary funding conditions, including, without limitation, the following:

     (i) Customer and each Guarantor shall have executed and delivered or caused the execution and delivery of all agreements, instruments and documents required by MLBFS, all of which shall be in form and substance satisfactory to MLBFS.

     (ii) There shall not have occurred any material adverse change in the business and financial condition of Customer or any Guarantor, or other event which would lead MLBFS in good faith and with reasonable cause MLBFS to deem itself insecure.

     (iii) No event shall occur and be continuing which by itself or with notice and/or the passage of time would constitute an Event of default under any of the Loan Documents or any other documents required by MLBFS.

     (iv) MLBFS shall have received and is satisfied with evidence of the perfection and priority of its liens on the Collateral.

     (v) This Approval shall not have expired.

In addition to the foregoing, this Approval and such funding are subject to the receipt (where applicable) and satisfaction by MLBFS with the following:

(1) MLBFS receipt of a satisfactory reference from a lending institution.

(2) MLBFS receipt of copies of valid, accepted Commitment Letters from Safeco and FFCA pertaining to the loans they have approved for GTR and GTDTB that include a 50% guaranty from The Bailey Company. The Commitment Letters and/or any extensions to said commitment must be dated prior to June 2, 1999.

(3) Our satisfaction with GTR's 06/30/99 financial statements.

(4) This approval expires on 8/27/99. No further extensions will be granted. Customer shall keep the contents of this letter confidential, and shall not, without the prior written consent of MLBFS, directly or indirectly include the name, logo or any trademark of MLBFS or any of its affiliates in any press or promotional publication. In no event shall Customer use this letter or its contents as a representation of Customer's creditworthiness or shall any third party rely upon the contents of this letter in extending credit to Customer.

In order for this Approval to become effective, Customer must indicate its acceptance on a copy of this letter in the space set forth below, and return said copy to the undersigned on or before August 27, 1999 with a check in the amount of $17,750.00 for the unpaid balance of the commitment fee set forth above (which fees shall be deemed fully earned by MLBFS upon Customer's acceptance hereof, and shall not be refundable under any circumstances, including, without limitation, any subsequent voiding of this Approval, as hereafter provided), together with an additional check in the amount of $20,000.00 for the Real Estate Expense Deposit required hereby. Thereafter, this Approval will remain in effect subject to the above conditions until September 30, 1999, after which it will at MLBFS' option be void unless on or before such date all of the transactions contemplated hereby are closed.

If you have any questions about this letter or the Approval, please call Daniel Lykken at (303) 446-5525.

Very truly yours,

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:  /s/ Brian P. Sparks, Credit Manager

ACCEPTED:

GOOD TIMES DRIVE THRU BURGERS

By:  /s/ Boyd  Hoback, President

cc: Daniel Lykken